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FOR IMMEDIATE RELEASE

                        TRI-COUNTY FINANCIAL CORPORATION
                 ANNOUNCES APPROVAL OF STOCK REPURCHASE PROGRAM

WALDORF,   MARYLAND,   SEPTEMBER  25,  2008--Tri-County  Financial  Corporation
(OTCBB:   TCFC),  the  holding  company  for  Community  Bank  of  Tri-County, announced today that its Board of Directors approved the repurchase of up to 5% of Tri-County Financial's outstanding common stock or approximately 165,000 shares. The program will commence after Tri-County Financial has filed its Form 10-Q for the quarterly period ended September 30, 2008.
Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. Repurchased shares will be treated as authorized but unissued shares. In connection with this authorization, the Board of Directors terminated its existing repurchase program, which had 25,000 shares remaining.

Tri-County Financial Corporation is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and nine branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland.

This news release may contain forward-looking statements about the Company, which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2007 on file with the SEC, including the sections entitled "Risk Factors." These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.


Contact:    Michael L. Middleton
            President and Chief Executive Officer
            (888) 745-2265